UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): August 16, 2004


                             ADSOUTH PARTNERS, INC.
             (Exact name of registrant as specified in its charter)


                                     NEVADA
                 ----------------------------------------------
                 (State or other jurisdiction of incorporation)


              0-33135                               68-0448219
     (Commission File Number)          (I.R.S. Employer Identification No.)


         1515 N. Federal Highway, Suite 418, Boca Raton, Florida 33432
              (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (561) 470-0410




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ITEM 5.   OTHER EVENTS AND REGULATION FD DISCLOSURE.

On August 16, 2004, the Registrant issued a press release announcing its second quarter of 2004 earnings.

Exhibit No.   Description.

99.1          Press Release issued by Registrant on August 16, 2004.




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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  August 16, 2004.                   ADSOUTH PARTNERS, INC.

                                           /S/ John Acunto

                                              ------------
                                              (Registrant)
                                              John Acunto
                                              Chief Executive Officer




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EXHIBIT INDEX

Exhibit No.  Description.

99.1         Press Release dated August 9, 2004 issued by Adsouth Partners, Inc.




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Exhibit 99.1
ADSOUTH PARTNERS REPORTS RECORD 677% INCREASE IN QUARTERLY EARNINGS AND 295% INCREASE IN ADVERTISING REVENUES

BOCA RATON, FL--August 16, 2004, Adsouth Partners, Inc.(OTC BB: ADPR.OB - News):

Adsouth Partners, Inc. (OTC BB: ADPR.OB - News), AdSouth is pleased to announce today that its Advertising operations segment revenues increased 295% sequentially from $375,000 for the first quarter of 2004 to $1.48 million for the second quarter of 2004. The Company also reported that its Advertising operations segment income before the deduction of depreciation and non cash stock based compensation increased 677% from a loss of $106,000 for the first quarter of 2004 to income of $611,000 for the second quarter. In addition, the Advertising operations segment GAAP profits increased from an operating loss of $3.293 million for the first quarter of 2004 to operating income of $469,000 for the second quarter of 2004.

"We are pleased at the dynamic growth both in revenue and in profit during the second quarter of 2004", said John P. Acunto, Jr., Chief Executive Officer and Chairman of the Board. "We are optimistic as we look towards the balance of 2004 to continue these positive trends." added Acunto.

The Company's Product segment, which features the Dermafresh skin care product line, completed its test marketing campaign in the second quarter. Furthermore the divisions infrastructure was established, systems were put in place, a national network of sales representatives was rolled out and the first shipments of "Dermafresh" product arrived in the warehouse. In addition, several local and national ads were run with the results exceeding expectations, and the Company received commitments for product from several important national retailers. "The preliminary results fr4om Dermafresh have been very encouraging. Major retailers have embraced Dermafresh and we are prepared to execute sales forecasts for the balance of the year," stated John Cammarano, President.

Overall, the consolidated results of the Advertising and Product segments resulted in consolidated income before the deduction of depreciation and non cash stock based compensation of $464,000 for the second quarter of 2004, a 340% increase compared to the loss of $195,000 for the first quarter of 2004. Consolidated GAAP net income for the second quarter of 2004 was $251,000 compared to a consolidated net loss of $3.886 million for the first quarter of 2004.

Outlook

Based on our strong performance in the second quarter of 2004 and the continued momentum that we are currently experiencing in the third quarter of 2004, the Company currently projects that revenue and earnings growth will continue through the second half of 2004.


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About Adsouth Partners

         Adsouth Partners is a vertically integrated direct response marketing company that generates revenues from the placement of advertising, the production of advertisements, creative advertising and public relations consulting services and from the direct marketing sale of acquired rights to products. Adsouth Partners is developing a market niche by providing a full level of service quality to fulfill an existing need for the users of direct marketing services.

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the Safe Harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward- looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Technical complications that may arise could prevent the prompt implementation of any strategically significant plan(s) outlined above. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company's Form 10-KSB filing and other filings with the United States Securities and Exchange Commission (available at www.sec.gov). The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

For further information contact:    AdSouth Partners
                                    (561)750-0410




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